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Exhibit 99.1


          BANK PLUS CORPORATION                                   NEWS
          A Holding Company for                                  RELEASE

          4565 Colorado Boulevard

          Los Angeles     CA  90039

          (818) 549-3116

________________________________________________________________________________


                BANK PLUS CORPORATION ANNOUNCES COMPLETION OF
                       ACQUISITION BY FBOP CORPORATION



Los Angeles, December 31, 2001 - Bank Plus Corporation (NASDAQ: BPLS) ("Bank Plus"), the holding company for Fidelity Federal Bank, FSB ("Fidelity" or the "Bank"), announced that its previously reported acquisition by FBOP Corporation was completed today. Under the terms of the merger agreement each outstanding share of Bank Plus common stock has been converted into the right to receive $7.25 in cash. Bank Plus stockholders will shortly be mailed instructions by the paying agent specifying how stock certificates are to be delivered to the paying agent in exchange for payment.

Bank Plus Corporation is the holding company for Fidelity Federal Bank, FSB, which offers a broad range of consumer financial services, including demand and time deposits and mortgage loans. In addition, through its affiliate Gateway Investment Services, Inc., a NASD-registered broker/dealer, Fidelity provides customers of the Bank with investment products, including mutual funds, annuities and insurance. Fidelity operates through 28 full-service branches located in Los Angeles and Orange counties in Southern California.
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FORWARD LOOKING STATEMENTS

          Certain statements included in this release, including without limitation statements containing the words "believes", "anticipates", "intends", "expects," "projects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.

          Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Bank Plus and Fidelity to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are referred to in Bank Plus's most recent Annual Report on Form 10-K as of December 31, 2000 and its most recent Quarterly Report on Form 10-Q as of September 30, 2001. A number of other factors may have a material adverse effect on the Company's financial performance. These factors include a national or regional economic slowdown or recession which increases the risk of defaults and credit losses; the impact of changes in the availability or price of electrical or other forms of energy in the Company's markets; movements in market interest rates that reduce our margins or the fair value of the financial instruments the Bank holds; restrictions imposed on the Bank's operations by regulators such as a prohibition on the payment of dividends to Bank Plus; failure of regulatory authorities to issue approvals or non-objection to material transactions involving the Bank; actions by the Bank's regulators or other governmental agencies having jurisdiction over the Bank that could adversely affect the Bank's regulatory compliance status or capital levels; an increase in the number of customers seeking protection under the bankruptcy laws which increases the amount of charge-offs; the effects of fraud or other contract breaches by third parties or customers; the effectiveness of the Company's collection efforts and the outcome of pending and future litigation. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. Bank Plus disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

          Contact :   Neil L. Osborne, Investor Relations   (818)  549-3116